Exhibit 10.1

AMENDMENT NO. 1 TO

MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into as of February 23, 2009 by and between the Warehouse Lending Division of Countrywide Bank, FSB (“Buyer”) and Home Loan Center, Inc. (“Seller”).  This Amendment amends and clarifies that certain Master Repurchase Agreement between Buyer and Seller dated January 25, 2008 (as may be amended from time to time, the “Repurchase Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Repurchase Agreement.

R E C I T A L S

Pursuant to the Repurchase Agreement, Buyer and Seller have agreed to engage in Transactions whereby Seller may, from time to time, sell to Buyer certain residential Mortgage Loans (including the servicing rights related thereto) and/or other mortgage related assets and interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such Purchased Assets at a date certain or on demand, against the transfer of funds by Seller.  Buyer and Seller hereby agree that the Repurchase Agreement shall be amended as provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.                                       Section 10.9 - Payment of Dividends and Retirement of Stock.  Buyer and Seller agree that Section 10.9 shall be deleted in its entirety and replaced with the following:

“10.9                     Payment of Dividends and Retirement of Stock.  Seller shall not, without the prior written consent of Buyer, (a) declare or pay any dividends upon its shares of stock now or hereafter outstanding, except dividends payable in the capital stock of Seller, or make any distribution of assets to its shareholders, whether in cash, property or securities, or (b) acquire, purchase, redeem or retire shares of its capital stock now or hereafter outstanding for value; with the exception that Seller may make distributions to Seller’s parent company Lending Tree, LLC so long as such distributions are in the normal course of Seller’s mortgage banking business operations.”

2.                                       No Other Amendments.  Other than as expressly clarified, modified and amended herein, the Repurchase Agreement shall remain in full force and effect and nothing herein shall affect the rights, remedies and obligations of the parties as provided under the Repurchase Agreement.

3.                                       Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

4.                                       Facsimiles.  Facsimile signatures shall be deemed valid and binding to the same extent as the original.

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above.

COUNTRYWIDE BANK, FSB		HOME LOAN CENTER, INC.

By:	/s/ BLAIR F. KENNY	By:	/s/ Rian Furey
Name:	BLAIR F. KENNY	Name:	Rian Furey
Title:	EVP, CHIEF OPERATIONS OFFICER COUNTRYWIDE BANK, FSB	Title:	Senior Vice President